EXHIBIT 99.2
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Second Quarter Fiscal 2015 Results

•
Achieves comparable basis diluted EPS of $1.11 and reported basis diluted EPS of $0.98; results impacted by higher tax rate and beer recall as company expects beer sales shift from second to third quarter; maintains annual beer guidance

•	Reaffirms fiscal 2015 comparable basis diluted EPS outlook of $4.10 - $4.25 and updates reported basis diluted EPS outlook to $3.85 - $4.00

•
Updates free cash flow projection driven by incremental brewery expansion and glass sourcing initiatives: expects $275 - $350 million for fiscal 2015 including operating cash flow target of at least $1 billion and total capital expenditure estimate of $725 - $775 million

Second Quarter 2015 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$1,608	10%	$1,604	10%

Operating income	$413	17%	$379	-77%

Operating margin	25.7%	+160 bps	23.6%	NM

Earnings before interest and taxes (EBIT)	$413	16%	NA	NA

Net income	$222	18%	$196	-87%

Diluted earnings per share	$1.11	16%	$0.98	-87%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NM=Not Meaningful
NA=Not Applicable

VICTOR, N.Y., OCT. 2, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its second quarter 2015 results.

“I am pleased with our results which reflect another quarter of excellent performance from our beer business. This was driven by the outstanding efforts of our wholesalers, retailers and employees in executing our plans in the marketplace during the key summer selling season as we achieved eight percent depletion growth during the quarter. I’m also grateful for the dedication and diligence of this group who acted swiftly and thoroughly during our previously announced recall efforts. Our wine and spirits performance for the quarter was solid,” said Rob Sands, president and chief executive officer, Constellation Brands. “While we expect to see some shift in beer sales from the second quarter into the third quarter as a result of the recall, we remain on track to achieve our comparable basis EPS goal for fiscal 2015.”
Net Sales Commentary
The 10 percent increase in consolidated net sales was driven by $73 million of incremental net sales which represents the consolidation of one additional week of beer business net sales in the second quarter 2015 due to the timing of the beer business acquisition. In addition, the company posted consolidated organic growth of five percent.
For the quarter, net sales for the beer segment increased nine percent primarily due to volume growth driven by strong consumer demand. This result includes the reversal of approximately two million case shipments to wholesalers as part of the recall actions which translates to a reduction of approximately $37 million of net sales for the second quarter. The company expects to replenish this volume with shipments to wholesalers primarily during the third quarter.
“We continue to invest behind our beer portfolio with creative advertising and promotional programs like our ‘120 Days of Summer’ campaign. Our beer business continued to significantly outperform the industry during the second quarter driven by Modelo Especial, Corona Extra, the roll-out of Modelo Especial Chelada, and market expansion for Victoria,” said Sands. “We are also pleased with the progress made in increasing our draft format presence in the on-premise channel. These efforts are being led by the Corona Light draft, which expanded to 35 new markets earlier this year.”
Wine and spirits net sales on a constant currency basis increased three percent. This primarily reflects higher shipment volume and lower promotion expense. “During the second quarter, we experienced improving depletion trends and favorable product mix driven by some of our fastest-growing wine and spirits brands, including Kim Crawford, SVEDKA Vodka, Mark West, Ruffino, Black Box and The Dreaming Tree,” said Sands.
Operating Income and Net Income Commentary
The increase in consolidated comparable basis operating income includes an incremental benefit of $22 million due to the timing of the beer business acquisition and excellent volume growth for the base beer business. These benefits were partially offset by higher marketing and general and administrative expenses. The increase in wine and spirits operating income primarily reflects higher volume and lower promotion expense.
For the second quarter 2015, pre-tax unusual items totaled $39 million. This included an estimated $9 million reduction, net of recoveries, to operating income as a result of the company’s previously announced voluntary recall of select packages containing 12-ounce bottles of Corona Extra where certain glass bottles contained defects. The affected bottles came from a glass plant operated by a third-party manufacturer which supplies the Nava brewery with bottles.
The second quarter of fiscal 2014 included a $1.6 billion non-cash gain on the remeasurement to fair value of the company’s original 50 percent interest in the Crown Imports joint venture as a result of the beer business acquisition and $301 million of charges related to non-cash impairments of goodwill and intangible assets associated with the company’s acquired Canadian wine business.
Interest expense for the second quarter totaled $85 million, a decrease of six percent. The decrease was primarily due to lower average interest rates.
The comparable basis effective tax rate for the second quarter 2015 was 32 percent compared to a 29 percent tax rate for the prior year second quarter, which reflected the favorable outcome of various tax items.
The reported basis effective tax rate for the second quarter 2015 was 32 percent compared to a four percent tax rate for the prior year second quarter, which reflected the recognition of the $1.6 billion non-taxable gain and the non-deductible goodwill impairment charge.
Free Cash Flow Commentary
Free cash flow for the first six months of fiscal 2015 totaled $360 million as compared to $440 million for the same period last year. Incremental benefits from the beer business acquisition were more than offset by higher capital expenditures related primarily to the expansion of the Nava brewery in Mexico.
“Earlier today we announced our new glass sourcing strategy and plans to add an incremental five million hectoliters of production capacity to our brewery in Nava, Mexico, which will take our total capacity to 25 million hectoliters at this facility. In addition, we outlined the additional capital investments needed for these initiatives which are designed to support the strong growth of the beer business over the long-term. As a result of these activities, we are increasing our total capital expenditure estimate for fiscal 2015 to a range of $725 - $775 million versus our previous range of $575 - $625 million. Due to this higher capital expenditure estimate, we are now targeting free cash flow for fiscal 2015 to be in the range of $275 - $350 million versus our previous range of $425 - $500 million,” said Bob Ryder, chief financial officer, Constellation Brands. “We still expect to generate operating cash flow of at least $1 billion for fiscal 2015 and despite the higher capital expenditure investments, we continue to expect our debt-to-comparable basis EBITDA ratio to be below 4 times during fiscal 2016.”
Beer Business Acquisition
The company completed its acquisition of Grupo Modelo’s U.S. beer business from Anheuser-Busch InBev on June 7, 2013 for approximately $5.3 billion, including $558 million that was paid as a post-closing purchase price adjustment in June 2014. The transaction includes full ownership of Crown, which provides Constellation with complete, independent control of its U.S. commercial business; a state-of-the-art brewery in Nava, Mexico; and an exclusive perpetual brand license in the U.S. to import, market and sell Corona and the other Modelo brands Crown currently sells in the U.S. market. The perpetual brand license also includes certain brands and brand extensions not currently marketed in the U.S. by Crown and the freedom to develop new brand extensions and innovations.

Outlook
The table below sets forth management’s current diluted EPS expectations for fiscal 2015 compared to fiscal 2014 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY15 Estimate	FY14 Actual	FY15 Estimate	FY14 Actual
Fiscal Year Ending Feb. 28	$3.85 - $4.00	$9.83	$4.10 - $4.25	$3.25

Full-year fiscal 2015 guidance includes the following current assumptions:

•	Interest expense: approximately $345 - $355 million

•	Tax rate: approximately 30 percent

•	Weighted average diluted shares outstanding: approximately 201 million

•	Free cash flow: approximately $275 - $350 million

•	Capital expenditures: approximately $725 - $775 million, including $600 - $650 million for the beer business
Conference Call
A conference call to discuss second quarter 2015 results and outlook, including the company’s glass sourcing strategy and incremental brewery expansion will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, Oct. 2, 2014 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), a copy of the company’s announcement regarding its glass sourcing strategy and incremental brewery expansion, and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles. Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude items that affect comparability (“unusual items”). The company’s measure of segment profitability excludes unusual items, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2013, Constellation was one of the best performing stocks in the S&P 500. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino

and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 6,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Nov. 28, 2014, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur. The glass sourcing strategy transactions between Constellation Brands and Anheuser-Busch InBev SA/NV regarding a glass plant purchase and between Constellation Brands and Owens-Illinois regarding formation of a joint venture and expansion of a glass plant are subject to the satisfaction of certain closing conditions and receipt of any required regulatory approvals. There can be no assurance that either of these transactions will occur or will occur on the timetable contemplated hereby.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities and glass sourcing strategy transactions take place with expected scope, on expected terms and timetable, and with receipt of any necessary regulatory approvals;

•	accuracy of supply projections, including those relating to brewery expansion and glass sourcing;

•
timeframe and actual costs associated with brewery expansion and glass sourcing may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	free cash flow, operating cash flow, capital expenditures to support long-term growth, and debt leverage ratios may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2014, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	August 31, 2014	February 28, 2014
Assets

Current Assets:
Cash and cash investments	$104.3	$63.9
Accounts receivable, net	656.9	626.2
Inventories	1,778.9	1,743.8
Prepaid expenses and other	298.0	313.3

Total current assets	2,838.1	2,747.2

Property, plant and equipment, net	2,299.9	2,014.3
Goodwill	6,149.3	6,146.8
Intangible assets, net	3,213.5	3,231.1
Other assets, net	156.6	162.7

Total assets	$14,657.4	$14,302.1

Liabilities and Stockholders’ Equity

Current Liabilities:
Notes payable to banks	$253.0	$57.2
Current maturities of long-term debt	615.7	590.0
Accounts payable	441.9	295.2
Accrued excise taxes	29.5	27.7
Other accrued expenses and liabilities	536.2	1,055.6

Total current liabilities	1,876.3	2,025.7

Long-term debt, less current maturities	6,323.2	6,373.3
Deferred income taxes	815.0	762.6
Other liabilities	155.5	159.2

Total liabilities	9,170.0	9,320.8

Total stockholders’ equity	5,487.4	4,981.3

Total liabilities and stockholders’ equity	$14,657.4	$14,302.1

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 31, 2014	August 31, 2013	August 31, 2014	August 31, 2013
Sales	$1,770.0	$1,613.3	$3,457.1	$2,379.5
Excise taxes	(165.9)	(153.5)	(327.0)	(246.3)
Net sales	1,604.1	1,459.8	3,130.1	2,133.2

Cost of product sold	(932.1)	(882.8)	(1,788.0)	(1,300.1)
Gross profit	672.0	577.0	1,342.1	833.1

Selling, general and administrative expenses	(293.3)	(244.1)	(571.2)	(429.7)
Impairment of goodwill and intangible assets	—	(300.9)	—	(300.9)
Gain on remeasurement to fair value of equity method investment	—	1,642.0	—	1,642.0
Operating income	378.7	1,674.0	770.9	1,744.5

Equity in (losses) earnings of equity method investees	(0.6)	3.7	(0.1)	70.3
Interest expense, net	(85.0)	(90.3)	(171.4)	(145.1)
Loss on write-off of financing costs	(4.4)	—	(4.4)	—
Income before income taxes	288.7	1,587.4	595.0	1,669.7

Provision for income taxes	(92.9)	(65.4)	(192.5)	(94.8)
Net income	$195.8	$1,522.0	$402.5	$1,574.9

Earnings Per Common Share:
Basic - Class A Common Stock	$1.03	$8.18	$2.12	$8.53
Basic - Class B Convertible Common Stock	$0.93	$7.43	$1.93	$7.75

Diluted - Class A Common Stock	$0.98	$7.74	$2.01	$8.03
Diluted - Class B Convertible Common Stock	$0.90	$7.11	$1.84	$7.38

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	169.158	164.825	168.663	163.277
Basic - Class B Convertible Common Stock	23.401	23.472	23.408	23.485

Diluted - Class A Common Stock	200.800	196.767	200.579	196.056
Diluted - Class B Convertible Common Stock	23.401	23.472	23.408	23.485

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Six Months Ended
	August 31, 2014	August 31, 2013
Cash Flows From Operating Activities
Net income	$402.5	$1,574.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	78.3	64.1
Deferred tax provision	67.6	9.6
Stock-based compensation expense	27.9	25.6
Amortization of intangible assets	24.7	7.1
Amortization of deferred financing costs	5.8	5.0
Noncash portion of loss on write-off of financing costs	3.3	—
Equity in earnings of equity method investees, net of distributed earnings	1.3	(39.1)
Gain on remeasurement to fair value of equity method investment	—	(1,642.0)
Impairment of goodwill and intangible assets	—	300.9
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable, net	(31.3)	8.4
Inventories	(34.3)	67.4
Prepaid expenses and other current assets	(30.7)	17.6
Accounts payable	107.1	10.4
Accrued excise taxes	1.8	(5.6)
Other accrued expenses and liabilities	59.8	59.8
Other, net	(15.7)	24.9
Total adjustments	265.6	(1,085.9)
Net cash provided by operating activities	668.1	489.0

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(308.2)	(49.2)
Purchase of business, net of cash acquired	—	(4,672.9)
Other investing activities	2.0	2.7
Net cash used in investing activities	(306.2)	(4,719.4)

Cash Flows From Financing Activities
Payment of delayed purchase price arrangement	(543.3)	—
Principal payments of long-term debt	(34.4)	(9.9)
Payments of minimum tax withholdings on stock-based payment awards	(28.4)	(18.0)
Payments of financing costs of long-term debt	(2.0)	(82.2)
Net proceeds from notes payable	197.0	272.1
Excess tax benefits from stock-based payment awards	64.0	53.8
Proceeds from exercises of employee stock options	18.3	77.5
Proceeds from employee stock purchases	3.8	2.5
Proceeds from issuance of long-term debt	—	3,725.0
Net cash (used in) provided by financing activities	(325.0)	4,020.8

Effect of exchange rate changes on cash and cash investments	3.5	(5.1)

Net increase (decrease) in cash and cash investments	40.4	(214.7)
Cash and cash investments, beginning of period	63.9	331.5
Cash and cash investments, end of period	$104.3	$116.8

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On June 7, 2013, the company acquired the remaining 50% equity interest in Crown Imports, a brewery located in Nava, Coahuila, Mexico and an exclusive perpetual brand license in the U.S. to import, market and sell the Mexican beer brands Crown Imports currently sells in the U.S. market (the “Beer Business Acquisition”). Consolidated organic net sales for the respective periods are defined by the company as reported net sales less net sales of Beer Business Acquisition products. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Six Months Ended				Constant Currency Percent Change (1)
	August 31, 2014	August 31, 2013	Percent Change	Currency Impact		August 31, 2014	August 31, 2013	Percent Change	Currency Impact
Consolidated Net Sales	$1,604.1	$1,459.8	10%	—%	10%	$3,130.1	$2,133.2	47%	(1%)	47%
Less: Beer Business Acquisition (2)	(73.4)	—				(941.1)	—
Consolidated Organic Net Sales	$1,530.7	$1,459.8	5%	—%	5%	$2,189.0	$2,133.2	3%	(1%)	3%

Wine and Spirits Net Sales	$715.8	$697.0	3%	(1%)	3%	$1,374.1	$1,370.4	—%	(1%)	1%

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the period June 1, 2014, through June 6, 2014, included in the three months ended August 31, 2014, and the period March 1, 2014, through June 6, 2014, included in the six months ended August 31, 2014.

BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION (in millions, branded product, 24 pack, 12 ounce case equivalents)

	Three Months Ended			Six Months Ended
	August 31, 2014	August 31, 2013	Percent Change	August 31, 2014	August 31, 2013	Percent Change
Net Sales	$891.8	$814.6	9.5%	$1,759.5	$1,576.2	11.6%

Shipment Volume (1)	56.8	53.0	7.2%	111.5	102.5	8.8%

Depletion Volume (2)			8.1%			8.0%

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION (in millions, branded product, 9 liter case equivalents)

	Three Months Ended			Six Months Ended
	August 31, 2014	August 31, 2013	Percent Change	August 31, 2014	August 31, 2013	Percent Change
Shipment Volume	16.8	16.6	1.2%	31.9	32.3	(1.2%)
U.S. Domestic Shipment Volume	12.6	12.5	0.8%	24.0	24.4	(1.6%)
U.S. Domestic Focus Brands Shipment Volume (3)	8.6	8.9	(3.4%)	16.7	17.1	(2.3%)

U.S. Domestic Depletion Volume (2)			2.4%			0.4%
U.S. Domestic Focus Brands Depletion Volume (2)(3)			2.7%			0.8%

(1)
Shipment volume trends for the three months and six months ended August 31, 2014, were unfavorably impacted by approximately two million cases as a result of the previously announced voluntary product recall of select packages in the U.S. and Guam containing 12-ounce clear glass bottles of Corona Extra beer that may contain small particles of glass (the “Product Recall”).

(2)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(3)
U.S. Domestic Focus Brands include the following brands:  Arbor Mist, Blackstone, Black Box, Black Velvet Canadian Whisky, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, Toasted Head and Wild Horse.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended			Six Months Ended
	August 31, 2014	August 31, 2013	Percent Change	August 31, 2014	August 31, 2013	Percent Change
Beer (1)
Segment net sales	$891.8	$814.6	9%	$1,759.5	$1,576.2	12%
Segment operating income	$271.1	$226.4	20%	$558.6	$360.4	55%
% Net sales	30.4%	27.8%		31.7%	22.9%

Wine and Spirits
Wine net sales	$640.7	$629.1	2%	$1,227.1	$1,226.4	—%
Spirits net sales	75.1	67.9	11%	147.0	144.0	2%
Segment net sales	$715.8	$697.0	3%	$1,374.1	$1,370.4	—%
Segment operating income	$169.7	$158.2	7%	$312.9	$285.8	9%
% Net sales	23.7%	22.7%		22.8%	20.9%
Equity in (losses) earnings of equity method investees	$(0.6)	$(0.6)	—%	$(0.1)	$0.1	(200%)

Consolidation and Eliminations related to Crown Imports (1)(2)
Net sales	$—	$(51.8)		$—	$(813.4)
Operating income	$—	$(8.6)		$—	$(142.6)
Equity in earnings of Crown Imports	$—	$4.3		$—	$70.3

Corporate Operations and Other Segment Operating Loss	$(27.4)	$(24.1)	14%	$(53.5)	$(48.1)	11%

Reportable Segment Operating Income (A)	$413.4	$351.9		$818.0	$455.5
Unusual Items	(34.7)	1,322.1		(47.1)	1,289.0
Consolidated Operating Income (GAAP)	$378.7	$1,674.0		$770.9	$1,744.5

Reportable Segment Equity in (Losses) Earnings of Equity Method Investees (B)	$(0.6)	$3.7		$(0.1)	$70.4
Unusual Items	—	—		—	(0.1)
Consolidated Equity in (Losses) Earnings of Equity Method Investees (GAAP)	$(0.6)	$3.7		$(0.1)	$70.3

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$412.8	$355.6		$817.9	$525.9

(1)
Prior to the Beer Business Acquisition, the company accounted for its investment in Crown Imports under the equity method of accounting. Due to its significance, Crown Imports was a reportable segment for the company with appropriate elimination of the unconsolidated joint venture’s result of operations and recognition of equity in earnings of Crown Imports for segment presentation. In connection with the Beer Business Acquisition and the resulting consolidation of the results of operations of the acquired businesses, the former Crown Imports segment, together with the acquired brewery, is now referred to as the beer segment.

(2)
For the period June 1, 2013, through June 6, 2013, included in the three months ended August 31, 2013, and the period March 1, 2013, through June 6, 2013, included in the six months ended August 31, 2013.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and six months ended August 31, 2014, and August 31, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Please refer to the company’s website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended August 31, 2014			Three Months Ended August 31, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$1,604.1	$3.5	$1,607.6	$1,459.8		$1,459.8	10%	10%
Cost of product sold	(932.1)	22.3		(882.8)	$11.6
Gross Profit	672.0	25.8	$697.8	577.0	11.6	$588.6	16%	19%
Selling, general and administrative expenses	(293.3)	8.9		(244.1)	7.4
Impairment of goodwill and intangible assets	—			(300.9)	300.9
Gain on remeasurement to fair value of equity method investment	—			1,642.0	(1,642.0)
Operating Income	378.7	34.7	$413.4	1,674.0	(1,322.1)	$351.9	(77%)	17%
Equity in (losses) earnings of equity method investees	(0.6)			3.7
EBIT			$412.8			$355.6	NA	16%
Interest expense, net	(85.0)			(90.3)
Loss on write-off of financing costs	(4.4)	4.4		—
Income Before Income Taxes	288.7	39.1	$327.8	1,587.4	(1,322.1)	$265.3	(82%)	24%
Provision for income taxes	(92.9)	(12.9)		(65.4)	(11.2)
Net Income	$195.8	$26.2	$222.0	$1,522.0	$(1,333.3)	$188.7	(87%)	18%

Diluted Earnings Per Common Share (1)	$0.98	$0.13	$1.11	$7.74	$(6.78)	$0.96	(87%)	16%

Weighted Average Common Shares Outstanding - Diluted	200.800		200.800	196.767		196.767

Gross Margin	41.9%		43.4%	39.5%		40.3%
Operating Margin	23.6%		25.7%	NM		24.1%
Effective Tax Rate	32.2%		32.3%	4.1%		28.9%

Adjustments	Net Sales	Cost of Product Sold	Selling, General and Administrative Expenses	Impairment of Goodwill and Intangible Assets	Gain on Remeasurement to Fair Value of Equity Method Investment	Operating Income	Equity in Losses of Equity Method Investees	Loss on Write-Off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)
Three Months Ended August 31, 2014
Acquisitions, divestitures and related costs (2)	$—	$11.3	$8.6	$—	$—	$19.9	$—	$—	$(6.2)	$13.7	$0.07
Other (3)	3.5	11.0	0.3	—	—	14.8	—	4.4	(6.7)	12.5	0.06
Total	$3.5	$22.3	$8.9	$—	$—	$34.7	$—	$4.4	$(12.9)	$26.2	$0.13

Three Months Ended August 31, 2013
Acquisitions, divestitures and related costs (2)	$—	$11.6	$7.4	$—	$(1,642.0)	$(1,623.0)	$—	$—	$(6.7)	$(1,629.7)	$(8.28)
Other (3)	—	—	—	300.9	—	300.9	—	—	(4.5)	296.4	1.51
Total	$—	$11.6	$7.4	$300.9	$(1,642.0)	$(1,322.1)	$—	$—	$(11.2)	$(1,333.3)	$(6.78)

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended August 31, 2014, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition. For the three months ended August 31, 2013, acquisitions, divestitures and related costs consist primarily of the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports, partially offset by transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition.

(3)
For the three months ended August 31, 2014, other consists primarily of costs, net of recoveries, associated with the Product Recall and a loss on the write-off of financing costs. For the three months ended August 31, 2013, other consists of impairment of certain goodwill and intangible assets.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Six Months Ended August 31, 2014			Six Months Ended August 31, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$3,130.1	$3.5	$3,133.6	$2,133.2		$2,133.2	47%	47%
Cost of product sold	(1,788.0)	30.2		(1,300.1)	$13.1
Gross Profit	1,342.1	33.7	$1,375.8	833.1	13.1	$846.2	61%	63%
Selling, general and administrative expenses	(571.2)	13.4		(429.7)	39.0
Impairment of goodwill and intangible assets	—			(300.9)	300.9
Gain on remeasurement to fair value of equity method investment	—			1,642.0	(1,642.0)
Operating Income	770.9	47.1	$818.0	1,744.5	(1,289.0)	$455.5	(56%)	80%
Equity in (losses) earnings of equity method investees	(0.1)			70.3	0.1
EBIT			$817.9			$525.9	NA	56%
Interest expense, net	(171.4)			(145.1)
Loss on write-off of financing costs	(4.4)	4.4		—
Income Before Income Taxes	595.0	51.5	$646.5	1,669.7	(1,288.9)	$380.8	(64%)	70%
Provision for income taxes	(192.5)	(16.8)		(94.8)	(23.6)
Net Income	$402.5	$34.7	$437.2	$1,574.9	$(1,312.5)	$262.4	(74%)	67%

Diluted Earnings Per Common Share (1)	$2.01	$0.17	$2.18	$8.03	$(6.69)	$1.34	(75%)	63%

Weighted Average Common Shares Outstanding - Diluted	200.579		200.579	196.056		196.056

Gross Margin	42.9%		43.9%	39.1%		39.7%
Operating Margin	24.6%		26.1%	NM		21.4%
Effective Tax Rate	32.4%		32.4%	5.7%		31.1%

Adjustments	Net Sales	Cost of Product Sold	Selling, General and Administrative Expenses	Impairment of Goodwill and Intangible Assets	Gain on Remeasurement to Fair Value of Equity Method Investment	Operating Income	Equity in Losses of Equity Method Investees	Loss on Write-Off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)
Six Months Ended August 31, 2014
Acquisitions, divestitures and related costs (4)	$—	$18.9	$13.1	$—	$—	$32.0	$—	$—	$(10.0)	$22.0	$0.11
Other (5)	3.5	11.3	0.3	—	—	15.1	—	4.4	(6.8)	12.7	0.06
Total	$3.5	$30.2	$13.4	$—	$—	$47.1	$—	$4.4	$(16.8)	$34.7	$0.17

Six Months Ended August 31, 2013
Acquisitions, divestitures and related costs (4)	$—	$13.1	$34.9	$—	$(1,642.0)	$(1,594.0)	$0.1	$—	$(17.6)	$(1,611.5)	$(8.22)
Restructuring and related charges	—	—	(2.9)	—	—	(2.9)	—	—	1.1	(1.8)	(0.01)
Other (5)	—	—	7.0	300.9	—	307.9	—	—	(7.1)	300.8	1.53
Total	$—	$13.1	$39.0	$300.9	$(1,642.0)	$(1,289.0)	$0.1	$—	$(23.6)	$(1,312.5)	$(6.69)

(4)
For the six months ended August 31, 2014, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition. For the six months ended August 31, 2013, acquisitions, divestitures and related costs consist primarily of the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports, partially offset by transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition.

(5)
For the six months ended August 31, 2014, other consists primarily of costs, net of recoveries, associated with the Product Recall and a loss on the write-off of financing costs. For the six months ended August 31, 2013, other consists of impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2015
Forecasted diluted earnings per share - reported basis (GAAP)	$3.85	$4.00
Acquisitions, divestitures and related costs (1)	0.19	0.19
Other (2)	0.06	0.06
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$4.10	$4.25

Actual for the Year Ended February 28, 2014
Diluted earnings per share - reported basis (GAAP)	$9.83
Acquisitions, divestitures and related costs (1)	(8.09)
Restructuring and related charges (4)	(0.01)
Other (2)	1.51
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$3.25

(1)
Includes an estimated $0.19 diluted earnings per share for the year ending February 28, 2015, associated with transaction, integration and other acquisition-related costs recognized in connection with the Beer Business Acquisition. Includes ($8.31) and $0.22 diluted earnings per share for the year ended February 28, 2014, associated with the gain on remeasurement to fair value of the company’s preexisting equity interest in Crown Imports, and transaction, integration and other acquisition-related costs recognized primarily in connection with the Beer Business Acquisition, respectively. (3)

(2)
Includes an estimated $0.03, $0.02, $0.01 and $0.01 diluted earnings per share for the year ending February 28, 2015, consisting of costs, net of recoveries, associated with the Product Recall, a loss on the write-off of financing costs, a net unrealized loss on undesignated commodity swap contracts, and a loss on certain assets in connection with an earthquake in Napa, California, respectively. Includes $1.49 and $0.02 diluted earnings per share for the year ended February 28, 2014, associated with impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

(4)
Includes ($0.01) diluted earnings per share for the year ended February 28, 2014, associated primarily with the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2015
Net cash provided by operating activities (GAAP)	$1,000.0	$1,125.0
Purchases of property, plant and equipment	(725.0)	(775.0)
Free cash flow (Non-GAAP)	$275.0	$350.0
	Actual for the Six Months Ended August 31, 2014	Actual for the Six Months Ended August 31, 2013
Net cash provided by operating activities (GAAP)	$668.1	$489.0
Purchases of property, plant and equipment	(308.2)	(49.2)
Free cash flow (Non-GAAP)	$359.9	$439.8